Brazauro Resources Corporation

POWER OF ATTORNEY

The undersigned in his capacity as director or officer of the Brazauro Resources Corporation, or both, does grant to Judy Ammann his power of attorney to file Form 3, Form 4 and Form 5 for the undersigned with the Securities and Exchange Commission related to the undersigned’s holdings of Brazauro Resources Corporation. In addition, the undersigned does grant to Judy Ammann his power of attorney to apply for access to the EDGAR system and to complete the Form ID application to obtain the necessary passwords for EDGAR access.

By: /s/ Daniel B. Leonard _______________________________ Signature	Date: June 1, 2006

Daniel B. Leonard _______________________________ Print Name